EXHIBIT 11.1

                     COMPUTATION OF PER SHARE EARNINGS



                                  Three months ended     Six months ended
                                       June 30,              June 30,
                                 -------------------   -------------------
                                 1998(1)       1997    1998(1)      1997
                                 -------       ----    -------      ----
Basic

  Average shares outstanding . .   12,173      7,000    11,249     7,000
                                  =======     =======  =======   =======

  Net income (loss). . . . . . .  $ 2,571     $  639   $ 4,890   $(2,856)
                                  =======     =======  =======   =======

  Per share amount . . . . . . .  $   .14     $  .09   $   .43   $  (.41)
                                  =======     =======  =======   =======


Diluted

  Average shares outstanding . .   12,173      7,000    11,249     7,000

  Net effect of dilutive stock
    options based on the
    treasury stock method
    using the average market
    price . . . . . . . . . . . .   1,296         749    1,352        --
                                  -------     -------  -------   -------

  Total . . . . . . . . . . . . .  13,469      7,749    12,601     7,000
                                  =======     =======  =======   =======

  Net income (loss) . . . . . . . $ 2,571     $  639   $ 4,890   $(2,856)
                                  =======     =======  =======   =======

  Per share amount  . . . . . . . $   .13     $   .08  $   .39   $  (.41)
                                  =======     =======  =======   =======

(1) As restated, see Note 4 in the Notes to Condensed Financial Statements